                                     EXHIBIT 21

                             SUBSIDIARIES OF THE ISSUER


                                           STATE OF       ADDITIONAL NAMES UNDER WHICH THE
            NAME OF SUBSIDIARY           INCORPORATION       SUBSIDIARY DOES BUSINESS
           -------------------          --------------    ----------------------------------
 San Diego Testing Engineers, Inc.       Delaware         Testing Engineers - San Diego

 Professional Engineering & Inspection   Florida          None
 Company, Inc.

 U.S. Engineering Laboratories, Inc.     Delaware         None

 Los Angeles Testing Engineers, Inc.     Delaware         Testing Engineers - Los Angeles


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